                           OAK INDUSTRIES INC.

                             EXHIBIT 10 (g)


                          AMENDED AND RESTATED
                       REVOLVING CREDIT AGREEMENT


                     Dated as of September 1, 1993





                          OAK INDUSTRIES INC.






            THE BANKS LISTED ON THE SIGNATURE PAGES HERETO

                                  and

              THE FIRST NATIONAL BANK OF BOSTON, AS AGENT

                          TABLE OF CONTENTS


                                                                     Page
                                                                     ----
   SECTION I - DEFINITIONS
1.1  Definitions..................................................     1
1.2  Accounting Terms.............................................    10

SECTION II - DESCRIPTION OF CREDIT
2.1  The Revolving Loans..........................................    10
2.2  Notice and Manner of Borrowing or Conversion of Loans........    11
2.3  Fees.........................................................    12
2.4  Reduction of Commitment Amount and Maximum Letter
       of Credit Amount...........................................    13
2.5  The Notes....................................................    13
2.6  Duration of Interest Periods.................................    14
2.7  Interest Rates and Payments of Interest......................    14
2.8  Changed Circumstances........................................    15
2.9  Capital Requirements.........................................    16
2.10  Payments and Prepayments of the Revolving Loans.............    16
2.11  Method of Payment...........................................    17
2.12  Overdue Payments............................................    17
2.13  Payments not at End of Interest Period......................    17
2.14  Computation of Interest and Fees............................    18
2.15  Letter of Credit Facility...................................    18

SECTION III - CONDITIONS OF REVOLVING LOANS
3.1  Conditions Precedent to Initial Revolving Loan...............    21
3.2  Conditions Precedent to all Revolving Loans and
       Letters of Credit..........................................    22

SECTION IV - REPRESENTATIONS AND WARRANTIES
4.1  Organization and Qualification...............................    24
4.2  Corporate Authority..........................................    24
4.3  Valid Obligations............................................    24
4.4  Consents or Approvals........................................    24
4.5  Title to Properties; Absence of Encumbrances.................    24
4.6  Financial Statements.........................................    25
4.7  Changes......................................................    25
4.8  Defaults.....................................................    25
4.9  Taxes........................................................    25
4.10  Litigation..................................................    25
4.11  Limitation on Use of Proceeds...............................    26
4.12  Subsidiaries................................................    26
4.13  Investment Company Act......................................    26
4.14  Compliance with ERISA.......................................    26
4.15  Environmental Matters.......................................    26

SECTION V - AFFIRMATIVE COVENANTS
5.1  Financial Statements and other Reporting Requirements........    28
5.2  Conduct of Business..........................................    30
5.3  Maintenance of Properties and Insurance......................    30
5.4  Taxes........................................................    30
5.5  Inspection by the Banks; Confidentiality.....................    30
5.6  Maintenance of Books and Records.............................    31
5.7  The Nordco Note..............................................    31

SECTION VI - FINANCIAL COVENANTS
6.1  Combined Tangible Net Worth..................................    31
6.2  Ratio of Consolidated Total Liabilities to Net Worth.........    32
6.3  Ratio of Combined Total Liabilities to Tangible Net Worth....    32
6.4  Cash Flow Coverage Ratios....................................    32

SECTION VII - NEGATIVE COVENANTS
7.1  Indebtedness.................................................    32
7.2  Contingent Liabilities.......................................    33
7.3  Sale and Leaseback...........................................    34
7.4  Encumbrances.................................................    34
7.5  Merger; Consolidation; Sale or Lease of Assets...............    35
7.6  Additional Stock Issuance....................................    35
7.7  Equity Distributions.........................................    35
7.8  Investments and Transactions with Affiliates.................    36
7.9  ERISA........................................................    36
7.10  Acquisitions................................................    36
7.11  Payment Restrictions........................................    37

SECTION VIII - DEFAULTS
8.1  Events of Default............................................    37
8.2  Remedies.....................................................    39
8.3  Distribution of Proceeds.....................................    39

SECTION IX - CONSENTS; AMENDMENTS; WAIVERS; REMEDIES
9.1  Consents; Amendments; Waivers; Remedies......................    40
9.2  Additional Guarantors........................................    41

SECTION X - THE AGENT
10.1  Appointment of Agent........................................    42
10.2  Exercise of Powers..........................................    42
10.3  No Liability................................................    42
10.4  Responsibilities............................................    42
10.5  Direction by Court..........................................    43
10.6  Treatment of Payees.........................................    43
10.7  Agent as Bank...............................................    43
10.8  Sharing of Costs and Expenses...............................    43

SECTION XI - MISCELLANEOUS
11.1  Notices.....................................................    43
11.2  Expenses....................................................    44
11.3  Set-Off.....................................................    44
11.4  Term of Agreement...........................................    44
11.5  Governing Law...............................................    44
11.6  Binding Effect of Agreement.................................    45
11.7  Sales of Interests..........................................    45
11.8  Indemnification.............................................    46
11.9  Counterparts................................................    46
11.10  Partial Invalidity.........................................    46
11.11  Captions...................................................    46
11.12  Waiver of Jury Trial.......................................    46
11.13  Entire Agreement...........................................    47

EXHIBITS

EXHIBIT A    -  Form of Promissory Note
EXHIBIT B-1  -  Form of Notice of Borrowing or Conversion
EXHIBIT B-2  -  Form of L/C Notice

EXHIBIT C    -  Form of Amended and Restated Guaranty
EXHIBIT C-2  -  Form of Guaranty for Additional Guarantors
EXHIBIT D    -  Form of Pledge Agreement
EXHIBIT E    -  Form of Opinion of Counsel to the Company
EXHIBIT F    -  Form of Compliance Certificate


SCHEDULES

Schedule 4.5   -  Encumbrances
Schedule 4.7   -  Changes
Schedule 4.9   -  Tax Matters
Schedule 4.10  -  Litigation
Schedule 4.12  -  Subsidiaries of the Company
Schedules 4.15 -  Environmental Matters (a), (b), (c), (d) and (e)
Schedule 7.1   -  Indebtedness
Schedule 7.2   -  Contingent Liabilities
Schedule 7.8   -  Investments

                           AMENDED AND RESTATED
                        REVOLVING CREDIT AGREEMENT


  THIS REVOLVING CREDIT AGREEMENT is made as of September 1, 1993, by and between OAK INDUSTRIES INC., a Delaware corporation having its chief executive office at Bay Colony Corporate Center, 1000 Winter Street, Waltham, Massachusetts 02154 (the "Company"), each of the banks listed on the signature pages hereto (individually, a "Bank," and collectively, the "Banks") and THE FIRST NATIONAL BANK OF BOSTON, a national banking association having its head office at 100 Federal Street, Boston, Massachusetts 02110 ("FNBB"), as agent for the Banks (FNBB in such capacity, the "Agent").

  WHEREAS, the Company and FNBB entered into that certain Revolving Credit Agreement dated as of December 4, 1992, as amended from time to time (the "Old Credit Agreement"); and

  WHEREAS, the parties hereto desire to amend and restate the Old Credit Agreement in its entirety.

  NOW, THEREFORE, the parties agree as follows:

                                SECTION I
                               DEFINITIONS

  Section 1.1. Definitions. All capitalized terms used in this Agreement or in any other Bank Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the respective meanings assigned to them below:

  Acquisition. Any purchase or other acquisition by the Company or any of its Subsidiaries of all or substantially all of (a) the capital stock of, or other equity interest in, any Person (other than the Company or any Subsidiary of the Company existing on the date of this Agreement or hereafter formed by the Company or a Subsidiary), or (b) any assets of such Person, if such assets include all or substantially all of the fixed assets and inventory of such Person or any business division, line of business or business operation conducted by such Person.

  Additional Commitment Fee Period. As of any date, the period consisting of the shorter of (a) the preceding 180 days, or (b) the period commencing on the date of this Agreement and ending on the date of determination.

  Adjusted Debt Service. For any Person with respect to any period, the sum of (a) Interest Expense for such period, plus (b) scheduled installments of principal required to be paid in respect of Indebtedness of such Person for such period, plus (c) cash dividends paid during such period in respect of capital stock issued by such Person, plus (d) all principal and interest required to be paid by such Person pursuant to Guarantees which are permitted hereunder.

  Adjusted Eurodollar Rate. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                     AER = [   IOR   ]*
                        [1.00 - RP]
               AER = Adjusted Eurodollar Rate
               IOR = Interbank Offered Rate
                RP = Reserve Percentage

           *The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

WHERE:

"Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Agent to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Agent by first-class banks in the Interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two (2) Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time beginning on the first day of such Interest Period and of a length approximately equal to such Interest Period.

"Reserve Percentage" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the class of banks of which the Agent is a member during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the class of banks of which the Agent is a member with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

  Affected Loans.  See Section 2.8(a).

  Agent.  See Preamble.
  AGREEMENT. This Agreement, as the same may be supplemented or amended from time to time.

  Bank(s).  See Preamble.

  Bank Agreement. This Agreement, the Note, the Pledge Agreement, the Guaranty, and any other present or future agreement from time to time entered into between the Borrower and/or a Subsidiary and the Agent or any Bank relating to this Agreement, each as from time to time amended or modified.

  Base Rate. The greater of (a) the rate of interest announced from time to time by the Agent at its head office as its Base Rate, and (b) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next l/8 of l%).

  Base Rate Loan. Any Revolving Loan bearing interest determined with reference to the Base Rate.

  Business Day. (a) For all purposes other than as covered by clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. Dollar deposits in the Interbank Eurodollar market.

  Capital Expenditures. Amounts paid or Indebtedness incurred by any Person in connection with the purchase or lease by such Person of capital assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

  Capitalized Leases. Leases under which the discounted future rental payment obligations are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

  Cash Flow Coverage Ratio. For any Person at any date as of which the amount thereof shall be determined and for the period specified, the quotient obtained by dividing (a) the sum of (i) Net Income of such Person for such period excluding the effect of any non-cash item of income or expense, PLUS
(ii) depreciation and amortization expense of such Person for such period, MINUS (iii) Capital Expenditures of such Person for such period, by (b) Adjusted Debt Service for such period.

  Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

  Combined or combined. With reference to any term defined herein, shall mean that term as applied to the accounts of the Company and each of the Combined Subsidiaries, combined in accordance with generally accepted accounting principles.

  Combined Subsidiaries. Collectively, each of the Guarantors, Croven Crystals Ltd., Acunatronics S.A., SGI de Mexico, S.A. de C.V., Harper-Mex, S.A. de C.V., and Nordco.

  Commitment Amount. As to any Bank, an amount equal to the product of (a) the Maximum Revolving Credit, times (b) such Bank's Commitment Percentage.

  Commitment Fee.  See Section 2.3(a).

  Commitment Percentage. As to each Bank the percentage figure set forth below such Bank's name on the signature pages hereto.

  Company.  See Preamble.

  Compliance Certificate.  See Section 5.1(c).

  Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Company and all of its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

  Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

  Default. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

  Encumbrances.  See Section 7.4.

  ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

  Environmental Laws. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Company or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

  Eurodollar Loan. Any Revolving Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

  Event of Default.  Any event described in Section 8.1.

  Existing Letters of Credit. Collectively, the following standby letters of credit issued by FNBB for the account of the Company, together with any replacements, renewals and extensions thereof issued by FNBB:

  DATE OF OPENING       FACE AMOUNT    BENEFICIARY
  ---------------       -----------    -----------
  November 12, 1991     $   50,000     Aurora National Bank
  February 25, 1992     $  500,000     Sentry Insurance Company

  Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

  Guarantees. As applied to the Company and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Company and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep - well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

  Guarantors. Collectively, each of the Subsidiaries of the Company (i) listed on SCHEDULE 4.12 attached hereto as a Guarantor, or (ii) which may hereafter become a Guarantor pursuant to the provisions of Section 9.2.

  Hazardous Material. Any substance (a) the presence of which at the time in question requires notification, investigation or remediation under any Environmental Law; (b) which at the time in question is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any Environmental Law or amendments thereto in effect at the time in question including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Company; or (d) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

  Indebtedness. As applied to the Company and its Subsidiaries, (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of the Company and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (b) all indebtedness, obligations and liabilities which, in accordance with generally accepted accounting principles, would be reflected on the consolidated balance sheet of the Company and its Subsidiaries, (c) all obligations evidenced by bonds, notes, debentures or other similar instruments, (d) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (e) that portion of all obligations arising under Capitalized Leases that is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries, (f) all Guarantees, and (g) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Company or any of its Subsidiaries.

  Interest Expense. For any Person with respect to any period, the aggregate amount of interest required by generally accepted accounting principles to be expensed by such Person during such period on all Indebtedness of such Person outstanding during all or any part of such period (including interest expense in respect of Guarantees incurred by such Person as if such interest expense was a direct interest expense of such Person but excluding the effect of any non-cash expense related to amortization of original issue discount), whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases.

  Interest Period. With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing or Conversion; provided that:

        (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

        (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

        (iii) any Interest Period during the Revolving Credit Period that would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

        (iv) notwithstanding clause (iii) above, no Interest Period applicable to a Eurodollar Loan shall have a duration of less than one month, and if any Interest Period applicable to a Eurodollar Loan would be for a shorter period, such Interest Period shall not be available hereunder.

  Investment. The purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity; any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity; any real estate acquired for sale or investment; any commodities futures contracts held other than in connection with bona fide hedging transactions; any other investment in any other person or entity; and the making of any commitment, or acquisition of any option, to make an Investment.

  L/C Notice.  See Section 2.15.2.

  Letter of Credit. A Letter of Credit issued by the Agent for the account of the Company in accordance with the provisions of Section 2.15.

  Major Subsidiaries. Collectively, each of the Subsidiaries of the Company listed on SCHEDULE 4.12 as Major Subsidiaries.

  Material Adverse Effect. A material adverse effect on the business, assets, properties, prospects or condition, financial or otherwise, of (a) the Company, or (b) the Company and the Combined Subsidiaries taken as a whole.

  Maximum Letter of Credit Amount. $10,000,000 or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Section 2.4 or 8.2 hereof.

  Maximum Revolving Credit. $30,000,000 or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with
Section 2.4 or 8.2 hereof.

  Net Income. The net income (or net deficit) of the applicable Person, after all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles.

  Net Worth. For any Person at any date as of which the amount thereof shall be determined, the total assets of the applicable Person minus the Total Liabilities of such Person.

  Nordco.  Nordco Inc., a Delaware corporation.

  Nordco Payable. The net of the intercompany account payable by the Company to Nordco less the intercompany account payable by Nordco to the Company, in each case as shown on the latest of the financial statements referred to in
Section 4.6.

  Nordco Note. The promissory note of the Company dated December 8, 1987 payable to the order of Nordco (as successor to Railway Maintenance Equipment Company) in the original principal amount of $10,000,000, and any amendments or modifications thereto or substitutions or replacements therefor.

  Note. A promissory note of the Company, substantially in the form of Exhibit A attached hereto, evidencing the obligation of the Company to each Bank to repay the Revolving Loans made by such Bank.

  Notice of Borrowing or Conversion.  See Section 2.2.

  Obligations. Any and all obligations of the Company to the Agent or any Bank arising under this Agreement, the Notes and the other Bank Agreements, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, whether now existing or hereafter arising, including obligations to perform acts and refrain from taking action as well as obligations to pay money, and further including, without limitation, all Revolving Loans and all other indebtedness and obligations arising under any Bank Agreement.

  Payment Restriction. With respect to the Company and any of the Guarantors, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement or instrument to which the Company or such Guarantor is a party, on the ability of: (a) any such Guarantor to (i) pay dividends or make other distributions on its capital stock or make payments on any obligation, liability or Indebtedness owed to the Company or any other Guarantor, (ii) make loans or advances to the Company or any other Guarantor, or (iii) transfer any of its properties or assets to the Company or any other Guarantor; or (b) the Company or any such Guarantor to receive or retain any such dividends, distributions, payments, loans, advances, or transfers of properties or assets.

  PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

  Permitted Encumbrances.  See Section 7.4.

  Person. An individual, corporation, partnership, joint venture, association, estate, joint stock company, trust, organization, business, or a government agency or political subdivision thereof.

  Plan. At any time, an employee pension or other benefit Plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (a) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (b) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

  Pledged Subsidiaries. Collectively, the Subsidiaries listed on Exhibit 4.12 as Pledged Subsidiaries, which, as of the date of this Agreement, constitute all of the direct Subsidiaries of the Company other than Nordco, Connector Holding Company and Oak Investment Corporation.

  Qualified Investments. As applied to the Company and its Subsidiaries, Investments in (a) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (b) certificates of deposit or other deposit instruments or accounts or bankers acceptances of any Bank or of other banks or trust companies organized under the laws of the United States or any state thereof that (i) have capital and surplus of at least $100,000,000, and (ii) have a short-term deposit rating of A-2/P-2 or equivalent from Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors; (c) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors; (d) any repurchase agreement secured by any one or more of the foregoing; and (e) money market mutual funds investing exclusively in one or more of the foregoing.

  Reimbursement Amount.  See Section 2.15.3.

  Required Banks. The Banks having made at least 75% of the aggregate principal amount of the Revolving Loans outstanding or, if no Revolving Loans shall be outstanding, such Banks holding at least 75% of the aggregate Commitments.

  Revolving Credit Period. The period beginning on the date of this Agreement and extending through and including the Revolving Credit Termination Date or such earlier date on which the Banks' commitments to make Revolving Loans are terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

  Revolving Credit Termination Date. December 21, 1995.

  Revolving Loans. The loans made to the Company pursuant to Section 2.1(a) of this Agreement.

  Subsidiary. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Company or a Subsidiary of the Company; or any other such organization the management of which is directly or indirectly controlled by the Company or a Subsidiary of the Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Company has at least a 50% ownership interest.

  Tangible Net Worth. For any Person at any date as of which the amount thereof shall be determined, the total assets of the applicable Person minus
(a) the sum of any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses (but in no event including tax loss carry forwards described in Statement of Financial Accounting Standards No. 109), (iii) all reserves not already deducted from assets, and (iv) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements referred to in Section 4.6, and (b) Total Liabilities.

  Total Liabilities. For any Person at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with generally accepted accounting principles, be classified as liabilities on the balance sheet of the applicable Person, including, without limitation, minority interests in subsidiaries.

  Unused Amount.  See Section 2.3(a).

  Section 1.2. Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in
Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

                                SECTION II
                          DESCRIPTION OF CREDIT

  Section 2.1.  The Revolving Loans.

    (a) Subject to the terms and conditions hereof, each Bank severally agrees to make Revolving Loans to the Company, from time to time until the close of business on the Revolving Credit Termination Date, in such sums as the Company may request, provided that the aggregate principal amount of all Revolving Loans and the aggregate face amount of all Letters of Credit at any one time outstanding hereunder shall not exceed the Commitment Amount. The Company may borrow, prepay pursuant to Section 2.10 and reborrow, from the date of this Agreement until the Revolving Credit Termination Date, the full amount of the Commitment Amount or any lesser sum that is at least $100,000 and an integral multiple of $100,000. Any Revolving Loan not repaid by the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

    (b) Provided that no Default shall have occurred and be continuing, the Company may convert all or any part (in integral multiples of $100,000) of any outstanding Revolving Loan into a Revolving Loan of any other type provided for in this Agreement in the same aggregate principal amount. Provided that no Event of Default shall have occurred and be continuing, the Company may convert all or any part (in integral multiples of $100,000) of any outstanding Eurodollar Loan to a Base Rate Loan in the same aggregate principal amount. Any such conversion shall be on any Business Day (which, in the case of a conversion of a Eurodollar Loan, shall be the last day of the Interest Period applicable to such Eurodollar Loan). The Company shall give the Bank prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.

  Section 2.2.  Notice and Manner of Borrowing or Conversion of Loans.

    (a) Whenever the Company desires to obtain or continue a Revolving Loan hereunder or to convert an outstanding Revolving Loan into a Revolving Loan of another type provided for in this Agreement, the Company shall notify the Agent (which notice shall be irrevocable) by telex, telegraph or telephone received no later than (i) 1:00 p.m. Boston time on the date on which the requested Revolving Loan is to be made or continued as or converted to a Base Rate Loan, and (ii) 11:00 a.m. Boston time on the date two (2) Business Days before the day on which the requested Revolving Loan is to be made or continued as or converted to a Eurodollar Loan. Such notice shall specify (x) the effective date and amount of each Revolving Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1,
(y) the interest rate option to be applicable thereto, and (z) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.6). Each such notification (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by the Company in substantially the form of Exhibit B-1 attached hereto, provided that if such written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

  The Agent shall give the Banks prompt notice of each Notice of Borrowing or Conversion. The Company agrees to indemnify and hold the Agent and the Banks harmless for any action, including the making of any Revolving Loan hereunder, or loss or expense, taken or incurred by the Agent or the Banks in good faith reliance upon any such request.

    (b) Subject to the terms and conditions of this Agreement, each Bank shall make available no later than 12:00 noon on the date specified in the Notice of Borrowing or Conversion, at the office of the Agent at 100 Federal Street, Boston, Massachusetts in immediately available funds, such Bank's Commitment Percentage of each Revolving Loan. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III hereof, the Agent will credit such funds to the Company's demand deposit account with the Agent on the date specified in the Notice of Borrowing or Conversion.

    (c) Unless the Agent shall have received notice from a Bank prior to the date of any Revolving Loan that such Bank will not make available to the Agent such Bank's Commitment Percentage of such Revolving Loan, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Revolving Loan in accordance with and as provided in this Section 2.2, and the Agent may, in reliance upon such assumption (but shall have no obligation to), make available on such date a corresponding amount to the Company. If and to the extent any Bank shall not have made its Commitment Percentage of any Revolving Loan available to the Agent and the Agent shall have made available a corresponding amount to the Company, such Bank agrees to pay to the Agent promptly on demand, and the Company agrees to repay to the Agent within one
(1) Business Day after demand (but only after demand for payment has first been made to such Bank and such Bank has failed to make such payment), an amount equal to such corresponding amount together with interest thereon for each day from the date the Agent shall have made such amount available to the Company until the date such amount is paid or repaid to the Agent, at an interest rate equal to the interest rate applicable at the time to the Revolving Loans. If such Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank's Revolving Loan for purposes of this Agreement. If the Company makes a repayment required by the foregoing provisions of this Section 2.2(c) and thereafter the applicable Bank or Banks make the payments to the Agent required by this Section 2.2(c), the Agent shall promptly refund the amount of the Company's payment.

    (d) The failure of any Bank to make any Revolving Loan shall not relieve any other Bank of its obligation, if any, hereunder to make its Commitment Percentage of such Revolving Loan on the date of such Revolving Loan, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Loan to be made by such other Bank.

  Section 2.3.  Fees.

    (a) The Company shall pay to the Agent, for the ratable account of the Banks, during the Revolving Credit Period a commitment fee (the "Commitment Fee") on the average daily amount of the unborrowed portion of the Commitment Amount during each quarter or portion thereof (the "Unused Amount"). Commitment Fees shall be payable quarterly in arrears, on the last day of March, June, September and December of each year beginning September 30, 1992, and on the last day of the Revolving Credit Period, and shall be computed as follows:

        (i) So long as the aggregate outstanding Revolving Loans and Letters of Credit have never exceeded the sum of $20,000,000, the Commitment Fee shall be an amount equal to the sum of (A) one-quarter of one percent (1/4%) per annum of the Unused Amount; and (B) one-eighth of one percent (1/8%) per annum of the amount by which the Unused Amount exceeds $10,000,000;

      (ii) From and after the date that the aggregate outstanding Revolving Loans and Letters of Credit first exceed the sum of $20,000,000, then at all times thereafter the Commitment Fee shall be an amount equal to three-eighths of one percent (3/8%) per annum of the Unused Amount.

    (b) In addition to the Commitment Fee, on the first date on which the aggregate outstanding Revolving Loans and Letters of Credit exceeds the sum of $20,000,000, the Company shall pay to the Agent, for the ratable account of the Banks, an additional commitment fee computed at the rate of one-eighth of one percent (1/8%) per annum on the sum of $10,000,000 for the Additional Commitment Fee Period.

    (c) The Company shall pay to the Agent, for the ratable account of the Banks a non-refundable closing fee in the amount of $150,000 payable on the date of this Agreement.

    (d) The Company agrees to pay to the Agent, for the ratable account of the Banks a fee (the "Letter of Credit Facility Fee") with respect to each Letter of Credit issued hereunder, computed at a rate of one and one-quarter percent (1.25%) per annum on the aggregate amount available to be drawn on all outstanding Letters of Credit, from and including the date of issuance of each Letter of Credit until the expiration date thereof. The Letter of Credit Facility Fee shall be payable quarterly in advance, on the date of issuance of the initial Letter(s) of Credit and thereafter on the first day of each March, June, September and December.

  Section 2.4. Reduction of Commitment Amount and Maximum Letter of Credit Amount. The Company may from time to time by written notice delivered to the Agent at least five Business Days prior to the date of the requested reduction, reduce by integral multiples of $1,000,000 any unborrowed portion of the Commitment Amount and/or the Maximum Letter of Credit Amount. No reduction of the Commitment Amount shall be subject to reinstatement.

  Section 2.5.  The Notes.

    (a) The Revolving Loans shall be evidenced by the Notes, payable to the order of each Bank. Each Note shall be in the original principal amount of the applicable Bank's Commitment Amount; shall be dated on or before the date of the first Revolving Loan and shall have the blanks therein appropriately completed; and shall have a final maturity of December 21, 1995.

    (b) Each Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of its Note or otherwise in its records appropriate notations evidencing the date and the amount of each Revolving Loan made by such Bank, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. Each Bank is hereby irrevocably authorized by the Company to attach to and make a part of its Note a continuation of any such schedule as and when required. No failure on the part of any Bank to make any notation as provided in this subsection (b) shall in any way affect any Revolving Loan or the rights or obligations of the Bank or the Company with respect thereto.

  Section 2.6.  Duration of Interest Periods.

    (a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Revolving Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Company shall have the option to elect a subsequent Interest Period to be applicable to such Revolving Loan by delivering to the Agent a Notice of Borrowing or Conversion evidencing such election received no later than l0:00 a.m. Boston time on the date one Business Day before the end of the then applicable Interest Period if such Revolving Loan is to be continued as or converted to a Base Rate Loan and two (2) Business Days before the end of the then applicable Interest Period if such Revolving Loan is to be continued as or converted to a Eurodollar Loan.

    (b) If the Agent does not receive a notice of election of duration of an Interest Period for a Eurodollar Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, a Default exists or the representation and warranty contained in
Section 4.7 is untrue as of such date, the Company shall be deemed to have elected to convert such Revolving Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

    (c) Notwithstanding the foregoing, the Company may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Revolving Credit Termination Date.

  Section 2.7.  Interest Rates and Payments of Interest.

    (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus one-half of one percent (1/2%), which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last day of March, June, September and December of each year, commencing September 30, 1992, and when such Revolving Loan is due (whether at maturity, by reason of acceleration or otherwise).

    (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted Eurodollar Rate plus two and one-half of one percent (2-1/2%). Such interest shall be payable for such Interest Period on the last day thereof and when such Eurodollar Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

  Section 2.8.  Changed Circumstances.

    (a)  In the event that:

        (i) on any date on which the Adjusted Eurodollar Rate would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate; or

      (ii) at any time any Bank shall have determined in good faith (which determination shall be final and conclusive) that the making or continuation of or conversion of any Revolving Loan to a Eurodollar Loan has been made impracticable or unlawful by (A) the occurrence of a contingency that materially and adversely affects the Interbank Eurodollar market, or (B) compliance by such Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); then, and in such event, such Bank shall forthwith so notify the Agent and the Company thereof. Until such Bank notifies the Agent and the Company that the circumstances giving rise to such notice no longer apply, the obligation of the Agent to allow selection by the Company of the type of Revolving Loan affected by the contingencies described in this Section 2.8(a) (herein called "Affected Loans") shall be suspended.
If at the time a Bank so notifies the Company, the Company has previously given the Agent a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Revolving Loans have not yet gone into effect, such notification shall automatically be deemed to be a notice of borrowing or conversion (as the case may be) with respect to a Base Rate Loan, unless the Agent is instructed otherwise by the Company's giving of a substitute Notice of Borrowing or Conversion.

  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Company shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and, in the event of an occurrence of the type specified in Section 2.8(a)(ii), any amounts required to be paid pursuant to Section 2.13, and may borrow a Revolving Loan of another type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

    (b) In case any change of general applicability to the class of banks of which any Bank is a member in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

          (i) subjects such Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Company or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Bank imposed by the United States of America or any political subdivision thereof); or

      (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, such Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate); or

        (iii) imposes upon such Bank any other condition with respect to its performance under this Agreement;

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any Revolving Loans, the Bank shall notify the Agent and the Company thereof. The Company agrees to pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

  Section 2.9. Capital Requirements. If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline of general applicability regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any generally applicable guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Revolving Loans hereunder to a level below that which such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank shall notify the Company thereof. The Company agrees to pay to such Bank the amount of such reduction of the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement in the amount and setting forth such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

  Section 2.10. Payments and Prepayments of the Revolving Loans. Revolving Loans that are Eurodollar Loans may be prepaid at any time, without premium or penalty, on the last day of any Interest Period applicable thereto, upon three Business Days' notice to the Agent. Revolving Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty, upon one Business Day's notice to the Agent. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of the Revolving Loans during the Revolving Credit Period shall affect the Commitment Amount or impair the Company's right to borrow as set forth in Section 2.1.

  Section 2.11. Method of Payment. All payments and prepayments of principal and all payments of interest shall be made by the Company to the Agent, for the ratable account of the Banks, at 100 Federal Street, Boston, Massachusetts in immediately available funds, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Agent may, and the Company hereby authorizes the Agent to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Agent.

  Section 2.12.  Overdue Payments.

    (a) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to 2% above the rate then applicable to Base Rate Loans, which interest shall be compounded daily and payable on demand.

    (b) If a payment of principal or interest hereunder is not made within 10 days of its due date, the Company will also pay on demand a late payment charge equal to 5% of the amount of such payment. Nothing in the preceding sentence shall affect the Bank's right to exercise any of its rights or remedies, including those provided in Section 8.2, if an Event of Default has occurred and is continuing.

  Section 2.13. Payments Not at End of Interest Period. If the Company for any reason makes any payment of principal with respect to any Eurodollar Loan on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, or fails to borrow or continue or convert to a Eurodollar Loan after giving a Notice of Borrowing or Conversion Pursuant to Section 2.2, or if any Eurodollar Loan is accelerated pursuant to Section 8.2(b), the Company shall pay to the Bank an amount computed pursuant to the following formula.

               L = (R - T) x P x D
                    --------------
                         360

L  =  amount payable to the Banks

R  =  interest rate on such Revolving Loan

T = effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the Agent's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Revolving Loan and in approximately the same amount as such Revolving Loan can be purchased by the Agent on the day of such payment of principal or failure to borrow or continue or convert

P  =  the amount of principal prepaid or the amount of the requested Revolving
Loan

D = the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Company shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

  Section 2.14. Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment.

  Section 2.15.  Letter of Credit Facility.

    Section 2.15.1. Letter of Credit. Subject to the terms and conditions hereof, including satisfaction of the conditions set forth in Section 3.2 hereof, and provided no Default has occurred, the Agent shall, upon the request of the Company pursuant to Section 2.15.2 hereof, issue Letters of Credit, provided that: (a) the aggregate outstanding stated amount of outstanding Letters of Credit shall not exceed the Maximum Letter of Credit Amount; (b) the aggregate outstanding stated amount of outstanding Letters of Credit and the aggregate outstanding amount of Revolving Loans shall not exceed the Commitment Account; and (c) each Letter of Credit shall expire on or before the date one year after issuance thereof.

    Section 2.15.2. Issuing Letters of Credit. The Company may request that the Agent issue a Letter of Credit by written notice in the form attached hereto as Exhibit B-2 (the "L/C Notice") given to the Agent not less than two
(2) Business Days prior to the proposed date of issuance of such Letter of Credit. The L/C Notice shall specify the proposed date of issuance and the beneficiary and amount of such Letter of Credit, and shall be accompanied by a letter of credit application completed to the satisfaction of, and with such amendments and modifications as may be deemed necessary by, the Agent. The Agent shall notify each Bank of the L/C Notice prior to the date of issuance of the applicable Letter of Credit.

    Section 2.15.3. Banks' Participation. Upon the issuance by the Agent of a Letter of Credit, and without further action, each Bank shall be deemed to have irrevocably purchased, to the extent of its Commitment Percentage, a participation interest in such Letter of Credit. The Agent shall notify each Bank of the presentment for payment of any draft under a Letter of Credit, together with notice of the date (the "Disbursement Date") on which such payment shall be made. On the Disbursement Date each Bank shall deliver to the Agent by wire funds transfer such Bank's Commitment Percentage of the draft paid by the Agent under the applicable Letter of Credit.

    Section 2.15.4.  Reimbursement and other Payments.

        (a) The Company hereby agrees to pay to the Agent on the date on which the Agent shall be required to pay any draft presented under any Letter of Credit, a sum (the "Reimbursement Amount") equal to: (i) the amount so paid under such Letter of Credit, plus (ii) interest on any amount remaining unpaid by the Company to the Agent under clause (i) from and including the date on which such amount becomes payable pursuant to clause (i) until payment in full, payable on demand, at a per annum rate of interest equal to the rate applicable to Revolving Loans under Section 2.7(a). If the Company shall fail to pay to the Agent the Reimbursement Amount on the date on which the Agent shall be required to pay any draft presented under any Letter of Credit, the Agent shall, to the extent the Company has availability to request a Revolving Loan, consider such failure to be a request for a Revolving Loan in the amount of the unpaid Reimbursement Amount, and, to the extent the Agent has received each Bank's Commitment Percentage of the amount paid by the Agent under such Letter of Credit the Agent shall apply the proceeds of such Revolving Loan to reimburse the Banks for such amounts received from the Banks.

        (b) The Company hereby agrees to pay to the Agent, for its own account, sums equal to any and all reasonable charges and expenses which the Agent may pay or incur relative to the issuance of any Letter of Credit, any amendment or transfer thereof or any payment by the Agent thereunder, all as described in the Agent's customary schedule of fees provided to the Company from time to time.

    Section 2.15.5. Obligations Absolute. The obligations of the Company with respect to the Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

        (a) any lack of validity or enforceability of the Letters of Credit or this Agreement;

        (b) any amendment or waiver of or any consent to or actual departure from this Agreement;

        (c) the existence of any claim, set-off, defense or other right which the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for which any such beneficiary or any such transferee may be acting), the Agent, any Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transaction;

        (d) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (e) payment by the Agent under a Letter of Credit against presentation by the beneficiary thereof of a draft or certificate which does not comply with the terms of such Letter of Credit; or

        (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

    Section 2.15.6. The Uniform Customs and Practice. The Uniform Customs and Practice shall be binding on the Company, the Agent and the Banks. The Company assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to such Letter of Credit. In furtherance of, and not in limitation of the Agent's rights and powers under the Uniform Customs and Practice, but subject to all other provisions of this Section 2.15.6, it is understood and agreed that the Agent and the Banks shall not have any liability for, and that the Company assumes all responsibility for:
(a) the genuineness of any signature; (b) the form, correctness, validity, sufficiency, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the person signing the same; (c) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit (d) the good faith or acts of any person other than the Bank and its agents and employees; (e) the existence, form, sufficiency or breach of or default under any agreement or instrument of any nature whatsoever; (f) any delay in giving or failure to give any notice, demand or protest; and (g) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Agent in its sole discretion, which determination shall be conclusive and binding upon the Company absent manifest error. Any action, inaction or omission on the part of the Agent under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Agent may reasonably deem to be applicable, shall be binding upon the Company, shall not place the Agent under any liability to the Company, and shall not affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder or the Company's obligation to make full reimbursement.

    Section 2.15.7. Modification, Consent, etc. If the Company, either in writing or orally, requests or consents to any modification or extension of a Letter of Credit or waives failure of any draft, certificate or other documents to comply with the terms of a Letter of Credit, the Agent shall be entitled to rely and shall be deemed to have relied on such request, consent or waiver with respect to any action taken or omitted by the Agent pursuant to any such request, consent or waiver, and such extension, modification or waiver shall be binding upon the Company.

    Section 2.15.8. Liability of the Agent and the Banks. Neither the Banks nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Agent against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under a Letter of Credit, except that notwithstanding anything in this Section 2.15 to the contrary, the Company shall have a claim against the Agent, and the Agent shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which were caused by the Agent's failure to conform to the standards of the Uniform Customs and Practice. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                               SECTION III
                      CONDITIONS OF REVOLVING LOANS

  Section 3.1. Conditions Precedent to Initial Revolving Loan. The obligation of the Banks to make the initial Revolving Loan and the issuance of any Letter of Credit, are subject to the condition precedent that the Banks shall have received, in form and substance satisfactory to the Agent and its counsel, the following:

    (a)  this Agreement and the Notes, duly executed by the Company;

    (b) the Amended and Restated Guaranty in the form attached hereto as Exhibit C-1 executed by each Guarantor that previously executed a guaranty in respect of the Old Credit Agreement in favor of FNBB, and a Guaranty in the form attached hereto as Exhibit C-2 executed by each other Guarantor (each such guaranty, a "Guaranty");

    (c) the Amended and Restated Pledge Agreement, executed by the Company in the form attached hereto as Exhibit D (the "Pledge Agreement"), relating to all of the issued and outstanding capital stock of each of the Pledged Subsidiaries, and the original stock certificates relating to such stock together with related instruments of assignment duly executed in blank shall have been delivered to the Agent;

    (d) a certificate of the Secretary or an Assistant Secretary of the Company with respect to resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement, the Notes and the Pledge Agreement and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

    (e) a certificate of the Secretary or Clerk or Assistant Secretary or Assistant Clerk of each of the Guarantors, with respect to resolutions of the Board of Directors of such Guarantor authorizing the execution and delivery of the Guaranty and identifying the officer(s) authorized to execute, deliver and take all other actions required under the Guaranty, and providing specimen signatures of such officers;

    (f) the certificate of incorporation or articles of organization, as the case may be, of the Company and each of the Guarantors, and all amendments and supplements thereto, filed in the office of the Secretary of State of the state of their respective organization, (i) in the case of the Company and its direct Subsidiaries which are Major Subsidiaries, certified by said Secretary of State as being a true and correct copy thereof, and (ii) in the case of each other Guarantor, certified by its Secretary or Clerk or Assistant Secretary or Assistant Clerk as being a true and accurate copy thereof.

    (g) the Bylaws of the Company and each of the Guarantors, and all amendments and supplements thereto, certified by the Secretary or Clerk or an Assistant Secretary or Assistant Clerk as being a true and correct copy thereof;

    (h) a certificate of the Secretary of State of the respective state of organization of each of the Company and the Guarantors as to their respective legal existence and good standing in such state and listing all documents on file in the office of said Secretary of State;

    (i) an opinion addressed to the Banks from Mr. Paul J. Halas, General Counsel to the Company and the Guarantors, substantially in the form of Exhibit E hereto;

    (j) payment in full, for FNBB's own account, of all interest and commitment fees under the Old Credit Agreement and the promissory note issued thereunder accrued through the date of this Agreement; and

    (k) such other documents, and completion of such other matters, as counsel for the Bank may deem necessary or appropriate.

  Section 3.2. Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Bank to make each Revolving Loan, including the initial Revolving Loan, or continue or convert Revolving Loans to Revolving Loans of another type, and the obligation of the Agent to issue or extend any Letter of Credit, is further subject to the following conditions:

    (a) timely receipt by the Agent of the Notice of Borrowing or Conversion as provided in Section 2.2 or L/C Notice as provided in Section 2.15.2;

    (b) (i) the representations and warranties contained in Section IV (other than Section 4.7) shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion or L/C Notice and on the effective date of the making, continuation or conversion of each Revolving Loan or issuance or extension of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and (ii) the sum of (A) the aggregate principal amount of outstanding Revolving Loans, and (B) the aggregate stated amount of outstanding Letters of Credit, after the making, continuation or conversion of such Revolving Loan or issuance or extension of such Letter of Credit will not exceed the Commitment Amount;

    (c) in the case of (i) a request for a new Revolving Loan or for the conversion of a Revolving Loan to a Revolving Loan of a type other than a Base Rate Loan, or (ii) a request for the issuance of a Letter of Credit, the representation and warranty contained in Section 4.7 shall be true and accurate in all material respects on and as of the date of the applicable Notice of Borrowing or Conversion or L/C Notice and on the effective date of the making or conversion of such Revolving Loan or issuance of such Letter of Credit, as though made at and as of each such date;

    (d) in the case of a request for the issuance or extension of a Letter of Credit (i) the Agent shall at the time of such request be issuing letters of credit for its customers in the ordinary course of its banking business, and
(ii) the issuance or extension of such Letter of Credit shall not contravene any provision of any applicable law or regulation;

    (e) no Default shall have occurred and be continuing, or would result from such Revolving Loan or Letter of Credit;

    (f) the resolutions referred to in Section 3.1(d) and 3.1(e) shall remain in full force and effect; and

    (g) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Banks, would make it illegal or against the policy of any governmental agency or authority for any Bank to make Revolving Loans or issue Letters of Credit hereunder.

  The making of each Revolving Loan and issuance or extension of each Letter of Credit shall be deemed to be a representation and warranty by the Company on the date of the making, continuation or conversion of such Revolving Loan or issuance or extension of such Letter of Credit as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

                                SECTION IV
                      REPRESENTATIONS AND WARRANTIES

  In order to induce the Agent and Banks to enter into this Agreement and to make Revolving Loans and issue Letters of Credit hereunder, the Company represents and warrants to the Agent and Banks that:

  Section 4.1. Organization and Qualification. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

  Section 4.2. Corporate Authority. The execution, delivery and performance of this Agreement and the other Bank Agreements and the transactions contemplated hereby and thereby are within the corporate power and authority of the Company and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of the Company or the Guarantors, (b) contravene any provision of the charter documents or by-laws of the Company or any Guarantor or any law, rule or regulation applicable to the Company or any Guarantor, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Company or any Guarantor, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Company or any Guarantor other than pursuant to the Pledge Agreement.

  Section 4.3. Valid Obligations. This Agreement and the other Bank Agreements and all of their respective terms and provisions are the legal, valid and binding obligations of the Company and the Guarantors, as the case may be, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

  Section 4.4. Consents or Approvals. The execution, delivery and performance of this Agreement and the other Bank Agreements and the transactions contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

  Section 4.5. Title to Properties; Absence of Encumbrances. Each of the Company and the Combined Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in
Schedule 4.5 attached hereto, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

  Section 4.6. Financial Statements. The Company has furnished the Bank its consolidated balance sheet as of December 31, 1992 and its consolidated statements of operations, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by Price Waterhouse. The Company has also furnished the Bank its consolidated balance sheet as of June 30, 1993 and its consolidated statements of operations, changes in stockholders' equity and cash flow for the fiscal quarter then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of the operations of the Company and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, not disclosed in such financial statements that involve a material amount.

  Section 4.7. Changes. Except as set forth on Schedule 4.7 attached hereto, since the date of the most recent financial statements referred to in Section
4.6 there have been no changes in the assets, liabilities, financial condition, business or prospects of the Company and its Subsidiaries taken as a whole, other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

  Section 4.8. Defaults. As of the date of this Agreement, no Default exists.

  Section 4.9. Taxes. Except as set forth on Schedule 4.9 attached hereto (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), the Company and each of its Subsidiaries have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Company and each such Subsidiary have been fully paid. The Company and each of its Subsidiaries have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

  Section 4.10. Litigation. Except as set forth on Schedule 4.10 attached hereto (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Company's or any of its Subsidiaries' officers, threatened, against the Company or any Subsidiary as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, is likely to result in a material judgment not fully covered by insurance, is likely to result in a forfeiture of all or any substantial part of the property of the Company, or of the Company and its Subsidiaries taken as a whole, or is likely to otherwise have a Material Adverse Effect.

  Section 4.11. Limitations on Use of Proceeds. No portion of any Revolving Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Revolving Loan, the value of all "margin stock" of the Company will not exceed 25% of the value of the total assets of the Company that are subject to the restrictions set forth in
Section 7.6 and 7.7.

  Section 4.12. Subsidiaries. All the Subsidiaries of the Company are listed on Schedule 4.12 attached hereto (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent). The Company or a Subsidiary of the Company is the owner, free and clear of all liens and Encumbrances (other than the lien created by the Pledge Agreement and the pledges of the stock of Nordco and Connector Holding Company and its Subsidiaries disclosed on
Schedule 4.5), of all of the issued and outstanding stock of each Subsidiary existing as of the date of this Agreement (except for the minority interests in Connector Holding Company and its Subsidiaries). All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

  Section 4.13. Investment Company Act. Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

  Section 4.14. Compliance with ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and as of the date of this Agreement have no liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

  Section 4.15.  Environmental Matters.

    (a) Except as disclosed on Schedule 4.15(a) attached hereto (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), the Company and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Except as disclosed on Schedule 4.15(a) (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

    (b) Except as disclosed on Schedule 4.15(b) (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Company or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation did not or could not have a Material Adverse Effect.

    (c) Except as disclosed on Schedule 4.15(c) (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), to the best of the Company's knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries since December 31, 1990, and no property now or previously owned, leased or used by the Company or any of its Subsidiaries is listed or proposed for listing on The National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

    (d) Except as disclosed on Schedule 4.15(d) (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), to the best of the Company's knowledge, there are no liens or Encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Company or any of its Subsidiaries, and, to the best of the Company's knowledge, no governmental actions have been taken or are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which the Company or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property, except to the extent that such liens or encumbrances, singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
    (e) Except as disclosed on Schedule 4.15(e) (as supplemented, from time to time, pursuant to Notices of Borrowing or Conversion, L/C Notices and Compliance Certificates delivered by the Company to the Agent), neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge, any previous owner, tenant, occupant or user of any property owned, leased or used by the Company or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or
(ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws; nor to the best knowledge of the Company have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Company, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws.

                                SECTION V
                         AFFIRMATIVE COVENANTS

  So long as the Banks have any commitment to lend hereunder or any Revolving Loan, Letter of Credit or other Obligation remains outstanding, the Company covenants as follows:

  Section 5.1. Financial Statements and other Reporting Requirements. The Company shall furnish to the Banks:

    (a) as soon as available to the Company, but in any event within 90 days after the end of each of its fiscal years, a consolidated and consolidating and combined and combining balance sheet as of the end of, and a related consolidated and consolidating and combined and combining statement of income, changes in stockholders' equity and cash flow for, such year, audited and certified by Price Waterhouse (or other independent certified public accountants acceptable to the Required Banks) in the case of such consolidated statements, and certified by the chief financial officer in the case of such consolidating, combined and combining statements; and, concurrently with such financial statements, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

    (b) as soon as available to the Company, but in any event within 45 days after the end of each of its first three fiscal quarters, consolidated and consolidating and combined and combining balance sheets as of the end of, and related consolidated and consolidating and combined and combining statements of income for, the period then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

    (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of Exhibit F attached hereto (a "Compliance Certificate") signed on behalf of the Company by its chief financial officer;

    (d) concurrently with the delivery of financial statements pursuant to subsection (a) of this Section 5.1, and for information purposes only, a consolidated and consolidating and combined and combining budget for the Company and its Subsidiaries for the then current fiscal year, prepared on a quarter-by-quarter basis;

    (e) promptly after the receipt thereof by the Company, copies of any reports submitted to the Company by independent public accountants in connection with any annual or interim review of the accounts of the Company made by such accountants;

    (f) promptly after the same are available, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders or as the Company may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Company or its Subsidiaries;

    (g) if and when the Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the Plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

    (h) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

    (i) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries of which it has notice, the outcome of which has or is reasonably likely to have a Materially Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

    (j) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material which has or is reasonably likely to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto; and

    (k) from time to time, such other financial data and information about the Company or its Subsidiaries as the Agent or the Banks may reasonably request.

  For purposes of this Agreement, information delivered by the Company pursuant to this Section 5.1 other than (i) information delivered pursuant to subsection 5.1(f), (ii) quarterly factsheets and press releases issued by the Company, and (iii) consolidated financial statements delivered pursuant to subsections 5.1(a) and (b), shall be deemed to be "non-public information."

  Section 5.2.  Conduct of Business.

    (a) Each of the Company and the Guarantors shall duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business.

    (b) Each of the Company and the Major Subsidiaries shall maintain its corporate existence.

  Section 5.3. Maintenance of Properties and Insurance. Each of the Company and the Guarantors shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business. Each of the Company and the Guarantors shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Company in the exercise of their reasonable judgment deem to be adequate. In the event of failure to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the account of the Company or any of its Subsidiaries with the Agent. The Company shall furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions.

  Section 5.4. Taxes. The Company shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles if no proceedings to foreclose any lien securing such tax, assessment or charge shall have been commenced and remained unstayed for more than 90 days.

  Section 5.5. Inspection by the Banks; Confidentiality. The Company shall permit the Banks or their respective designees, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Company and the Guarantors, (ii) examine and make copies of and take abstracts from the books and records of the Company and its Subsidiaries, and
(iii) discuss the affairs, finances and accounts of the Company and the Guarantors with their appropriate officers, employees and accountants. In handling such information each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections 5.l(a), (b), or (c), except that disclosure of such information may be made (a) to the subsidiaries or affiliates of a Bank in connection with its present or prospective business relations with the Company, (b) to prospective transferees or purchasers of an interest in the Revolving Loans or the Letters of Credit (provided that such prospective transferees or purchasers shall agree to the same confidentiality standards imposed by this Section 5.5, and provided further that non-public information may not be disclosed to any party other than those approved by the Company pursuant to Section 11.7, (c) as required by law, regulation, rule or order, subpoena, judicial order or similar order, and (d) as may be required in connection with the examination, audit or similar investigation of a Bank, provided that in the event of such required disclosure the Bank shall promptly notify the Company and, except to the extent disclosure is required by a judicial, governmental or regulatory entity, the Bank shall, at the sole expense of the Company, assist the Company in its efforts to obtain protection to prevent or limit such disclosure.

  Section 5.6. Maintenance of Books and Records. Each of the Company and its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

  Section 5.7. The Nordco Note. Upon release of the Nordco Note by The Travelers Insurance Company and its affiliates (collectively, "Travelers") from the restrictions established under the agreements between Nordco and Travelers, the Company shall provide evidence to the Banks of the cancellation of the Nordco Note against the intercompany account payable by Nordco to the Company. The Company shall not permit Nordco to pledge, assign, transfer or otherwise dispose of the Nordco Note, in whole or in part, to any party other than Travelers.

                                SECTION VI
                           FINANCIAL COVENANTS

  So long as the Banks have any commitment to lend hereunder or any Revolving Loan, Letter of Credit or other Obligation remains outstanding, the Company covenants as follows:

  Section 6.1. Combined Tangible Net Worth. The Company and the Combined Subsidiaries shall at all times maintain Combined Tangible Net Worth of at least (i) $85,000,000, plus (ii) 75% of cumulative Combined Net Income of the Company and the Combined Subsidiaries for each fiscal quarter ending after December 31, 1992, plus (iii) 100% of the net cash proceeds received by the Company from the sale of its equity securities after December 31, 1992, minus
(iv) up to $15,000,000 expended by the Company since December 31, 1992 to repurchase capital stock of the Company. Any combined losses shall not reduce the amount of Combined Tangible Net Worth required to be maintained pursuant to this Section 6.2.

  Section 6.2. Ratio of Consolidated Total Liabilities to Net Worth. The Company and its Subsidiaries shall at all times maintain a ratio of Consolidated Total Liabilities to Consolidated Net Worth of no more than 2.0 to 1.0.

  Section 6.3. Ratio of Combined Total Liabilities to Tangible Net Worth. The Company and the Combined Subsidiaries shall at all times maintain a ratio of Combined Total Liabilities to Combined Tangible Net Worth of no more than .75 to 1.0.

  Section 6.4.  Cash Flow Coverage Ratios.

    (a) The Company and its Subsidiaries shall at all times maintain a Consolidated Cash Flow Coverage Ratio of not less than 1.0 to 1.0 determined as of the end of each fiscal quarter of the Company on the basis of the immediately preceding four (4) fiscal quarters;

    (b) The Company and the Combined Subsidiaries shall at all times maintain a Combined Cash Flow Coverage Ratio of not less than 2.0 to 1.0 determined as of the end of each fiscal quarter of the Company on the basis of the immediately preceding four (4) fiscal quarters.

                               SECTION VII
                           NEGATIVE COVENANTS

  So long as the Banks have any commitment to lend hereunder or any Revolving Loan, Letter of Credit or other Obligation remains outstanding, the Company covenants as follows:

  Section 7.1. Indebtedness. Neither the Company nor any of the Guarantors shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

    (a) Indebtedness of the Company or any of the Guarantors to the Banks hereunder;

    (b) Indebtedness existing as of the date of this Agreement and disclosed on Schedule 7.1 attached hereto or in the most recent of the financial statements referred to in Section 4.6;

    (c)  Indebtedness secured by Permitted Encumbrances;

    (d) liabilities incurred in the ordinary course of business, other than Indebtedness for money borrowed or Guarantees of Indebtedness of others for money borrowed;

    (e) Indebtedness in respect of Capitalized Leases, so long as no Default is created under any other provision hereof;

    (f)  Guarantees permitted under Section 7.2;

    (g) Indebtedness evidenced by promissory notes issued by the Company to holders of the Company's stock in connection with the purchase of such stock by the Company, provided that such Indebtedness is subordinated to the Obligations pursuant to subordination provisions acceptable to the Required Banks; and

    (h) Indebtedness in respect of the Existing Letters of Credit and additional letters of credit issued by FNBB for the account of the Company or a Guarantor.

  Section 7.2. Contingent Liabilities. Neither the Company nor any of the Guarantors shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

    (a) Guarantees in favor of the Banks in respect of Indebtedness arising under this Agreement and under the Notes;

    (b)  Guarantees existing on the date of this Agreement and disclosed on
Schedule 7.2 attached hereto or in the most recent of the financial statements referred to in Section 4.6;

    (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

    (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $1,000,000; and

    (e) Guarantees of normal trade debt relating to the acquisition of goods and supplies.

  Section 7.3. Sale and Leaseback. Neither the Company nor any of the Guarantors shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Company or any such Guarantor intends to use for substantially the same purpose as the property being sold or transferred.

  Section 7.4. Encumbrances. Neither the Company nor any of the Guarantors shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("Permitted Encumbrances"):

    (a)  Encumbrances in favor of the Agent for the benefit of the Banks;

    (b) Encumbrances existing as of the date of this Agreement and disclosed in Schedule 4.5 attached hereto;

    (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

    (d) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

    (e) judgment liens that shall not have been in existence for a period longer than 60 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

    (f)  rights of lessors under Capitalized Leases;

    (g) Encumbrances in respect of any purchase money obligations for tangible property used in its business that at any time shall not exceed $100,000, provided that any such Encumbrances shall not extend to property and assets of the Company or any such Guarantor not financed by such a purchase money obligation;

    (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

    (i) Encumbrances on its property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, provided that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of the Company or any such Subsidiary not encumbered prior to any such refinancing;

    (j) Encumbrances on the capital stock of subsidiaries which are not Guarantors; and

    (k) Encumbrances on cash and securities securing Indebtedness incurred pursuant to Section 7.1(h).

    Section 7.5. Merger; Consolidation; Sale or Lease of Assets. Neither the Company nor any of the Guarantors shall: (a) sell, lease or otherwise dispose of assets or properties, other than (i) sales of inventory in the ordinary course of business, (ii) sales of worn out or obsolete equipment, (iii) sales of all or any part of the stock or assets of Nordco or any other Subsidiary of the Company which is not a Guarantor, and (iv) additional sales of assets or properties (valued at net book value as shown on the most recent financial statements delivered by the Company pursuant to Section 5.1 hereof) in an amount not to exceed, in the aggregate, $7,500,000; or (b) liquidate, merge or consolidate into or with any other person or entity, provided that any Guarantor may merge or consolidate into or with (i) the Company if no Default has occurred and is continuing or would result from such merger and if the Company is the surviving Company, or (ii) any other Guarantor, and that any Subsidiary which is not a Major Subsidiary may be liquidated and dissolved.

  Section 7.6. Additional Stock Issuance. The Company shall not permit any of the Guarantors to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Company or to a Subsidiary which is its parent company as of the date of this Agreement; provided, that all such securities issued by a Pledged Subsidiary shall be subject to the lien of the Agent under the Pledge Agreement. Neither the Company nor any of the Guarantors shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to the Company or any of its wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 7.5.

  Section 7.7. Equity Distributions. The Company shall not pay any dividends on any class of its capital stock or make any other distribution or payment on account of or in redemption, retirement or purchase of such capital stock (collectively, "Distributions"); provided, however, that so long as no Default has occurred and continues to exist, or would occur after giving effect to any such proposed Distribution, the Company may make Distributions.
  Section 7.8. Investments and Transactions with Affiliates. Neither the Company nor any of the Guarantors shall make or maintain any Investments other than:

    (a) Investments existing as of the date of this Agreement (including, without limitation, Investments in Subsidiaries) and described in Schedule 7.8 attached hereto;

    (b)  Investments in connection with Acquisitions permitted hereunder;

    (c)  Qualified Investments;

    (d) Investments by the Company or a Guarantor in the Company or another Guarantor;

    (e) Investments by Subsidiaries of the Company in the Company and in their respective corporate parents;

    (f)  reduction of the Nordco Payable to not less than $5,300,000;

    (g) Investments by McCoy International Holdings Company in McCoy International, a Delaware general partnership, in an aggregate amount not to exceed $500,000; and

    (h) Investments by the Company or a Subsidiary in connection with the initial capitalization of Subsidiaries formed after the date of this Agreement, provided, however, that in the case of Subsidiaries which are not Guarantors, such Investments may not exceed $100,000 in any Subsidiary and $500,000 in the aggregate.

  Section 7.9. ERISA. Neither the Company nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to Section 4068 of ERISA.

  Section 7.10. Acquisitions. Neither the Company nor any of the Guarantors shall make any Acquisitions, provided, that, the Company and the Guarantors may make any Acquisition so long as: (a) no Default has occurred or would, after giving effect to such Acquisition; and (b) the Company delivers to the Agent (i) at least five (5) Business Days prior to such proposed Acquisition
(A) a certificate of the president, chief executive officer, chief financial officer or treasurer of the Company, to the effect of the preceding clause
(a), and (B) the most recent available drafts of all material documents, instruments and agreements relating to such proposed Acquisition, and (ii) promptly upon their becoming available, copies of all final material documents, instruments and agreements relating to such Acquisition. Promptly upon receipt of any materials pursuant to this Section 7.10, the Agent shall provide copies of the same to each of the Banks.

  Section 7.11. Payment Restrictions. The Company shall not, and shall not permit any of the Guarantors to, directly or indirectly create or suffer to exist or allow to become effective any Payment Restriction with respect to any of its Subsidiaries which are Guarantors.


                              SECTION VIII
                                DEFAULTS

  Section 8.1. Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

    (a) the Company shall fail to pay when due or within five (5) days thereafter any amount of principal of any Revolving Loans or any Reimbursement Amount, or any amount of interest thereon or any fees or expenses payable hereunder or under the Note; or

    (b) The Company shall fail to perform any term, covenant or agreement contained in Sections 5.1(h), 5.5, 6.1 through 6.4 or 7.1 through 7.10; or

    (c) the Company shall fail to perform any covenant contained in Sections 5.1(a), (b) or (c), 5.1(g), 5.1(i) or 5.2, and such failure shall continue for 15 days; or

    (d) the Company shall fail to perform any term, covenant or agreement (other than of the types specified in 8.1(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after notice thereof has been sent to the Company by the Agent; or

    (e) any representation or warranty of the Company made in this Agreement or in any other Bank Agreement or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

    (f) the Company or any of the Guarantors (or, with respect to Indebtedness guaranteed by the Company or any Guarantor, Nordco) shall fail to pay at maturity, or within any applicable period of grace, any obligations in excess of $500,000 in the aggregate for borrowed monies or advances, or Capitalized Leases for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or relating to such use of real or personal property, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

    (g) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors,
(iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

    (h) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Company or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Company or such Subsidiary and shall continue unstayed and in effect for any period of 90 days; or

    (i) a judgment or order for the payment of money shall be entered against the Company or any of the Guarantors by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company or such Guarantor, that in the aggregate exceeds $500,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 60 days; or

    (j) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any Plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been stayed or dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

    (k) the Company shall make any payment on account of the Nordco Note to Nordco or any other holder thereof; or Nordco or any other holder of the Nordco Note shall accelerate, demand payment of, or institute any action or proceeding to enforce payment of, the Nordco Note or any portion thereof; or any pledgee of the Nordco Note or the proceeds thereof, shall take any action to foreclose on the pledge of the Nordco Note.

  Section 8.2. Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(g) or (h), immediately and automatically, or upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, the Agent may, and upon the request of the Required Banks shall:

    (a) declare the Banks' commitment to make any further Revolving Loans or issue any further Letters of Credit hereunder terminated;

    (b) declare the unpaid principal amount of the Revolving Loans together with accrued interest and all other Obligations immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;

    (c) demand the Company to immediately provide the Agent with cash in an amount equal to 105% of the stated amount of all outstanding Letters of Credit to be held by the Agent as collateral for the Obligations; and

    (d) exercise any and all rights of the Agent under this Agreement and the other Bank Agreements, or at law or in equity, and proceed to protect and enforce the rights of the Agent and the Banks by any action at law, in equity or other appropriate proceeding.

  8.3. Distribution of Proceeds. Notwithstanding anything to the contrary contained herein, in the event that following the occurrence or during the continuance of any Event of Default, the Agent or any Bank receives any monies on account of the Obligations from the Company, any Guarantor or otherwise, such monies shall be distributed for application as follows:

    (a) First, to the payment of or the reimbursement of, the Agent for or in respect of all costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, or in connection with the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent and/or the Banks under this Agreement or any other Bank Agreements;

    (b) Second, to the payment of all interest, including interest on overdue amounts, and late charges, then due and payable with respect to the Revolving Loans and Reimbursement Amounts, allocated among the Banks in proportion to their respective Commitments;

    (c) Third, to the payment of the outstanding aggregate principal balance of the Revolving Loans and Reimbursement Amounts, allocated among the Banks in proportion to their respective Commitments;

    (d) Fourth, to any other outstanding Obligations, allocated among the Banks in proportion to their respective interests in such Obligations; and

    (e) Fifth, the excess, if any, shall be returned to the Company or to such other Persons as are entitled thereto.

                                 SECTION IX
                  CONSENTS; AMENDMENTS; WAIVERS; REMEDIES

  9.1. Consents; Amendments; Waivers; Remedies. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Company or any other person of any term of this Agreement or any other Bank Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Company and the Required Banks; provided, however, that without the written consent of such Banks as hold 100% of the aggregate principal amount of the Revolving Loans hereunder (or, if no Revolving Loans have been made, such Banks having 100% of the Commitments hereunder):

    (a) no reduction in the principal of, or the interest rates on, or any fees relating to, the Revolving Loans or the Letters of Credit shall be made;

    (b) no extension or postponement of the stated time of payment of the principal amount of, interest on, or fees relating to the Revolving Loans or Reimbursement Amounts shall be made;

    (c) no increase in the amount of the Maximum Revolving Credit, or extension of the Maturity Date beyond that provided for hereunder shall be made;

    (d) no change in the definition of the term "Required Banks" shall be made;

    (e)  no change in the language of this Section IX shall be made; and

    (f) no release of all or substantially all of the collateral for the Obligations shall be made.

  No delay or omission on the Agent's or any Bank's part in exercising its rights and remedies against the Company or any other interested party shall constitute a waiver. The waiver of the Company's breach in one or more instances shall not constitute or otherwise be an implicit waiver of subsequent breaches. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive (i) all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with any of the Indebtedness evidenced by the Notes, (ii) any requirement of diligence or promptness on the Agent's or any Bank's part in the enforcement of its rights under the provisions of this Agreement or any Bank Agreement, and (iii) except for such notices as are specifically required under this Agreement, any and all notices of every kind and description which may be required to be given by any statute or rule of law with respect to its liability (A) under this Agreement or in respect of the Indebtedness evidenced by the Notes or any other Bank Obligation, or (B) under any other Bank Agreement. No course of dealing between the Company and the Agent or any Bank shall operate as a waiver of any of the Agent's or any Bank's rights under this Agreement or any Bank Agreement or with respect to any of the Obligations. The Agent's and the Banks' rights and remedies under this Agreement and under all subsequent agreements between the Agent, the Banks, the Company or any other interested party shall be cumulative and any rights and remedies expressly set forth herein shall be in addition to, and not in limitation of, any other rights and remedies which may be available to the Agent and the Banks in law or at equity.

  Section 9.2. Additional Guarantors. The Company may from time to time cause a Subsidiary which is not a Guarantor under this Agreement to become a "Guarantor," effective as of the date on which each of the following conditions shall have been satisfied:

    (a) The Agent shall have received a Guaranty substantially in the form of Exhibit C hereto, duly executed by such Subsidiary;

    (b) The Agent shall have received a Certificate of the Secretary or Clerk of such Subsidiary with respect to (i) resolutions of its Board of Directors authorizing the execution and delivery of the Guaranty and identifying the officer(s) authorized to execute, deliver and take all other actions required under the Guaranty and providing specimen signatures of such officers; (ii) the Charter of such Subsidiary, certified by the Secretary of State of the state of its incorporation; and (iii) the By-laws of such Subsidiary; and

    (c) The Agent shall have received a certificate from the Company, dated as of the date of the Guaranty, certifying that prior to and after giving effect to the addition of such Subsidiary as a Guarantor hereunder, the representations and warranties set forth in this Agreement are true and correct as they pertain to such Subsidiary, and that no Default exists hereunder.

  Upon satisfaction of the conditions set forth in this Section 9.2 such Subsidiary shall become a "Guarantor" under this Agreement, and shall be bound by all of the terms hereof.

                                 SECTION X
                                 THE AGENT

  10.1. Appointment of Agent. Each Bank by becoming a party to this Agreement does hereby appoint, and consent to the appointment of, the Agent as agent for the ratable benefit of the Banks hereunder. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Agent, together with such powers as are reasonably incidental thereto.

  10.2. Exercise of Powers. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement. The Agent may utilize the services of such persons as the Agent in its sole discretion may reasonably determine and, following the occurrence and during the continuation of an Event of Default, all reasonable fees and expenses of any such persons shall be paid by the Company.

  10.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee of any such person, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

  10.4. Responsibilities. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Obligations, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of the Company or any other obligor in respect of the Obligations, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Company or any holder of any of the Obligations shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness or financial condition of the Company, the Guarantors or any of their Subsidiaries and each Bank represents and warrants to the Agent that it has made its own independent evaluation of the creditworthiness of the Company, the Guarantor and their Subsidiaries and has a not relied upon the Agent or any material or information furnished by the Agent in making such evaluation.

  10.5. Direction by Court. If, in the opinion of the Agent, the distribution of any amount received by it in such capacity hereunder might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. With respect to obligations of the Company hereunder, a payment to the Agent shall be deemed to be payment to the Banks.

  10.6. Treatment of Payees. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

  10.7. Agent as Bank. In its individual capacity, The First National Bank of Boston shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Loans made by it hereunder, as it would have were it not also the Agent.

  10.8. Sharing of Costs and Expenses. To the extent not paid by the Company, each Bank agrees to pay its proportionate share of all costs and expenses incurred by the Agent in its capacity as Agent hereunder, in accordance with the respective Commitments of the Banks hereunder. The costs and expenses to be shared by the Banks pursuant to this Section 10.8 shall not include any costs or expenses incurred by the Agent as an individual Bank in connection with the Loans made by it.

                               SECTION XI
                              MISCELLANEOUS

  Section 11.1. Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, when properly deposited in the mails postage prepaid, when sent by telex, answerback received, or electronic facsimile transmission, or when delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below:

  If to the Company, at:

    Oak Industries Inc.
    Bay Colony Corporate Center
    1000 Winter Street
    Waltham, Massachusetts 02154
    Attention:  Michael F. Goss, Vice President
    Telefax:  (617) 890-8585

  If to the Agent, at:

    The First National Bank of Boston
    100 Federal Street
    Boston, Massachusetts 02110
    Attention:  Thomas F. Farley, Jr., Vice President
    Telefax:  (617) 434-0637

or at any other address specified by such party in writing.

  Section 11.2. Expenses. The Company will pay on demand all out of pocket expenses of the Agent in connection with the preparation, waiver or amendment of this Agreement, the Notes or the other Bank Agreements, or the collection of the Revolving Loans or other Obligations, or the Agent's and the Banks' exercise or enforcement of any of their rights, remedies or options thereunder, including, without limitation, reasonable fees of outside legal counsel and, following the occurrence and during the continuation of an Event of Default, accounting, consulting, brokerage or other similar professional fees or expenses and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefore, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

  Section 11.3. Set-Off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of any Bank or any of its branch offices to the Company may, at any time and from time to time after the occurrence and during the continuation of an Event of Default hereunder, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by such Bank against any and all obligations of the Company to such Bank or any of its affiliates in the manner provided in this Agreement, and the Company hereby grants to each Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

  Section 11.4. Term of Agreement. This Agreement shall continue in force and effect so long as the Banks have any commitment to make Revolving Loans or issue Letters of Credit hereunder or any Revolving Loan or other Obligation shall be outstanding.

  Section 11.5. Governing Law. This Agreement and the Note shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

  Section 11.6. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, the Agent and the Banks and their respective successors and assigns, provided that the Company may not assign or transfer its rights or obligations hereunder.

  Section 11.7.  Sales of Interests.

    (a) Subject to the provisions of this Section 11.7, each Bank shall have the right at any time to sell undivided participating interests in all or any part of its Commitment or the Obligations owed to it to one or more affiliates of such Bank or to one or more other Persons; provided, however, that (i) such sale or transfer shall not relieve such Bank of any obligation or liability hereunder, (ii) such Bank shall make and receive all payments for account of its participant(s) and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Bank's Commitment and the Obligations owed to it, and such Bank shall make such arrangements with its participant(s) as may be necessary to accomplish the foregoing, provided that any such participant may be given the right to vote its interest with respect to the matters described in clauses (a), (b), (c) and (f) of Section 9.1, and (iii) no such participant may receive any non-public information without the prior consent of the Company, which consent will not be unreasonably withheld or delayed.
No such participant shall be a Bank for any purpose under this Agreement, and all amounts payable hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 2.8, 2.9, 2.13, 11.2 and 11.8 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold. Subject to the foregoing and to the provisions of Section 5.5, it is expressly agreed that, in connection with the sale and transfer of any participation or offers therefor pursuant to this
Section 11.7(a), each Bank may provide to any participant or prospective participant such information pertaining to the Company or any Subsidiary as such Bank may deem appropriate.

  (b) Any Bank may, upon written notice to the Agent and the Company, assign to any other Bank, commercial bank or other financial institution, with the consent of the Company (which consent will not be unreasonably withheld or delayed), all or a portion of its Commitment and its interest in the Obligations hereunder; provided that any such assignment of less than all of the assigning Bank's Commitment shall be in a minimum amount of $10,000,000. If any Bank so sells or assigns all or a part of its rights and obligations hereunder or under its Notes to another Bank, any reference in this Agreement or such Note to such assigning Bank and its Commitment Percentage shall thereafter refer to such assigning Bank and to the respective assignee to the extent of their respective interests, and such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would if it were the assigning Bank. In the event of any such sale and assignment to a commercial bank or other financial institution not previously a Bank hereunder, the assignee financial institution shall become party to this Agreement as a Bank by execution of a counterpart of this Agreement, and at the time of any assignment pursuant to this Section 11.7(b) the Company will issue a new Note to the respective assignee and to the assigning Bank in conformity with the requirements of
Section 2.5. Each Bank and the Company agree to execute new signature pages to this Agreement reflecting the Commitment Percentage of any Bank after giving effect to an assignment pursuant to this Section 11.7(b) and such other documents (including without limitation amendments to this Agreement and the other Bank Agreements) as shall be necessary to effect the foregoing. In connection with any assignment pursuant to this Section 11.7(b) the assigning Bank shall pay to the Agent an administration fee of $2,500.

  Section 11.8. Indemnification. The Company hereby indemnifies the Agent and the Banks and their respective directors, officers, employees, affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, and related expenses, including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any transactions, services or matters that are the subject of this Agreement or any other Bank Agreement; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

  Section 11.9. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

  Section 11.10. Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

  Section 11.11. Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

  Section 11.12. WAIVER OF JURY TRIAL. THE AGENT, THE BANKS AND THE COMPANY AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY BANK AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANKS AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANKS NOR THE COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

  Section 11.13. Entire Agreement. This Agreement, the Notes, the other Bank Agreements and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

                              [END OF TEXT]


  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                      OAK INDUSTRIES INC.

                                      By  /S/ MICHAEL F. GOSS
                                      Title:  Vice President and Treasurer


                                      THE FIRST NATIONAL BANK
                                       OF BOSTON, as Agent

                                      By:
                                      Title:


               [Signatures continued on the following pages]

              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


                            BANK SIGNATURE PAGE



                                       THE FIRST NATIONAL BANK OF
                                       BOSTON, as a Bank

                                       By:  /S/ THOMAS F. FARLEY, JR.
                                              Thomas F. Farley, Jr.
                                       Title:  Vice President

                                       Address:  100 Federal Street
                                                 Boston, Massachusetts 02110
                                                 Attn: Thomas F. Farley, Jr.
                                                 Vice President
                                                 Telefax: (617) 434-0637


                                       Commitment
                                       Percentage:  100%